Exhibit 99.1

Knightscope News Release

April 2, 2024 4:00AM PT

Knightscope Announces Significant Financial Milestones

Town Hall with CEO and CFO Scheduled for Tonight

Technology Innovator Continues Executing on Roadmap to Profitable Growth

MOUNTAIN VIEW, Calif., April 2, 2024 -- Knightscope, Inc. [Nasdaq: KSCP] (“Knightscope” or the “Company”), an innovator in robotics and artificial intelligence (“AI”) technologies focused on public safety, today announced its financial results for the fiscal year ended December 31, 2023, marking significant progress towards its goals of profitability and operational efficiency.

Key 2023 Financial Highlights

Substantial Revenue Increase

Knightscope reported $12.8 million in revenue for 2023, which marks a 128% increase from the previous year. Net revenue from services increased by approximately $2 million to $7.2 million while net revenue from product sales increased by $5.2 million to $5.6 million in 2023. Driven primarily by full-year sales of Emergency Communication Devices (“ECDs”) which were integrated into our product lines after the acquisition of CASE Emergency Management Systems, the year-over-year increase is a testament to the continued adoption of our public safety technologies.

Gross Margin Improvement

Despite reporting a gross loss of -$2.0 million for 2023, resulting in a gross margin percentage of -16% for the period, this figure significantly outperforms the previous year's -59% gross margin percentage. The $1.3 million year-over-year improvement, due primarily to efficiencies in cost-of-service, payroll and wireless communication fees, reflects our rigorous efforts to improve our costs related to revenue and scale.

Operating Expense Efficiency

Total operating expenses for the year amounted to $24.3 million, a nearly $4.4 million reduction from the previous year. Primary drivers for year-over-year savings include $3.3 million lower sales and marketing costs and $2.1 million lower R&D expenses which were offset by $0.9 million in higher G&A expenses and $0.1 million in one-time restructuring charges in 2023. Operating expenses as a percentage of revenue were 190% in 2023, down from 509% in the prior year, demonstrating a substantial improvement in efficiency.

Narrowed Net Loss

The Company's net loss for the year was $22.1 million, a $3.5 million improvement over the prior year's net loss of $25.6 million. This progress is particularly notable when considering the net loss as a percentage of revenue, which improved from -455% in 2022 to -173% in 2023. The loss per share improved to $0.34 loss per share in 2023, a 53% enhancement compared to the $0.72 loss per share in 2022.

2024 Roadmap to Profitable Growth

Organizational Structure

Through a streamlining of management, elimination of positions, automation, and strategic outsourcing, Knightscope is on track to reduce payroll expense by over 30% in 2024.

Service

As our Machines-in-Network near 10,000 units across the country, we have opted to align support for the K1B and ASR technologies in the field with awarding of service contracts across the country to a handful of key service and maintenance organizations with thousands of technicians better able to efficiently support our clients, eliminating numerous in-house service technicians and trucks.

Manufacturing

We are in process of consolidating all our manufacturing operations from 3 facilities down to 1 facility to improve process flow, quality, purchasing efficiencies and labor flexibility.

Facilities

Additionally, as announced during Innovation Week, we are reducing the number of our facilities from 13 to 1, over time, to further improve efficiencies and reduce real estate, inventory, and operating expenses.

Outlook

The all new investor presentation detailing the future plans for the Company is available for download here and a recap of the Innovation Week sessions are available at www.knightscope.com/innovation

Register for Town Hall

The Knightscope CEO and CFO will be holding a Town Hall session at 5pm PDT / 8pm EDT today, to answer questions from analysts, investors, and supporters – without a moderator. Register here.

About Knightscope

Knightscope builds cutting-edge technologies to improve public safety, and our long-term ambition is to make the United States of America the safest country in the world. Learn more about us and book a discovery call or demonstration today at www.knightscope.com/discover

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “proposes” and similar expressions. Forward-looking statements contained in this press release and other communications include, but are not limited to, statements about the Company’s goals, profitability, growth, prospects, reduction of expenses, and outlook. Although Knightscope believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from such forward-looking statements, including the factors discussed under the heading “Risk Factors” in Knightscope’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are contained, and Knightscope does not undertake any duty to update any forward-looking statements, except as may be required by law.

Public Relations:

Stacy Stephens

Knightscope, Inc.

(650) 924-1025

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